Exhibit 99.1

 Response Biomedical Corp. Announces
Fourth Quarter and Fiscal 2012 Financial Results

VANCOUVER, British Columbia – March 11, 2013 - Response Biomedical Corp. (“Response”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the fourth quarter and year ended December 31, 2012.

“We are encouraged by our financial results for the fourth quarter and year ended December 31, 2012, which show continued revenue growth and the strengthening of our gross margin over the comparative period last year,” said Jeff Purvin, Chief Executive Officer. “We are committed to continuing this high level of performance and ultimately achieving Adjusted EBITDA positive growth by implementing the following four key strategies:

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Expand our distribution in one of the largest markets in the world, the United States, through our newly formed wholly owned subsidiary, Response Point of Care Inc. This effort is staffed by our Senior Vice President of Worldwide Sales and Marketing, our recently hired Director of U.S. Sales and a commission-only Sales Representative who are supported by a telesales organization tasked with producing high-potential sales leads. Additionally we expect to grow sales in this market by our two new U.S. based distributors, Laboratory Supply Company, Inc. and Fisher HealthCare, along with additional distributors we plan to engage during the year.

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Expand our presence in China through our newly formed Representative Office in Shanghai so that our new General Manager and the people he will be hiring in 2013 will be able to better support our distributors in China as well as to expand our distribution network into other regions in China. In addition, we expect to own our own product registrations in China by the fourth quarter of 2013.

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Increase our sales in the rest of the world outside of the U.S. and China by supporting existing distributors in the E.U., South America and Asia and by signing up new distributors in the Middle East and Mexico which are two regions that we believe hold significant promise for our products, and

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Continue to improve our operating efficiency by increasing our daily manufacturing volumes with a minimum of new capital and human resources investment, improving customer payment cycles and improving our supply chain management.”

Financial results for the year ended December 31, 2012

●	Product sales increased 30% to $11.75 million for the year ended December 31, 2012 compared to $9.0 million for the previous year ended December 31, 2011:

o	Cardiovascular sales have increased 48%, or $3.5 million, primarily due to:

-	A $2.7 million increase in sales to our two distributors in China as a result of a combination of price and volume increases during the year; and

-	A $0.8 million increase in sales to the rest of the world primarily due to growth of existing distributors in Europe;

o

Infectious Disease sales have decreased 70%, or $0.4 million compared to 2011, due to the transition from 3M to Fisher HealthCare in the fourth quarter of 2012 and Biodefense and Environmental sales have decreased 32%, or $0.4 million, primarily due to a significant Biodefense sale made in 2011 that did not repeat in 2012 and our heightened focus on our Cardiovascular and Infectious Disease portfolios.

●	Gross margin was 36.1% for the year ended December 31, 2012, compared to a gross margin of 22.8% in 2011. This increase is primarily due to the following:

o	An increase in the price of our products to our distributors, combined with a change in product mix to higher margin products;

o	A 27% increase in the level of production compared to 2011 resulting in a spreading of fixed manufacturing overhead costs over a larger base of manufactured tests;

o	An increase in manufacturing efficiency during 2012 compared to 2011 resulting in lower material and labor costs per test produced; and

o	A decrease of $0.2 million in inventory provisions to account for obsolescence and slow-moving inventory items and to reduce inventory values down to their net realizable value.

●	Operating expenses increased to $8.4 million for the year ended December 31, 2012, compared to $7.4 million in 2011. The increase is primarily due to:
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An increase of $0.5 million in research and development costs related to the recent CE Mark approval of a new D-dimer assay and regulatory activities in China, the United States and Europe offset by a $0.4 million decrease in severance costs compared to 2011;An increase of $1.0 million in stock based compensation, salaries and recruiting costs in general and administrative costs related primarily to the hiring of new senior management offset by a $0.5 million decrease in severance costs compared to 2011;An increase of $0.5 million in sales and marketing expenses in both North America and China as a result of additional personnel and marketing expenditures.

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Adjusted EBITDA for the year ended December 31, 2012 was negative $2.6 million compared to negative $4.2 million in 2011. Adjusted EBITDA for the year ended December 31, 2012 and 2011 excludes, for the applicable periods, interest expense, interest income, depreciation and amortization, stock-based compensation expense, and the unrealized loss or gain on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

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Net loss for the year totaled $5.3 million or $0.82 per basic and diluted share for the year ended December 31, 2012, compared to a $5.4 million net loss or $2.72 per basic and diluted share in the comparative 2011 period. Excluding the $1.1 million non-cash difference due to the change in valuation of the Company’s warrant liability, the remaining Net loss for the year decreased by $1.2 million due to a $2.2 million increase in gross margin and $0.4 million of warrant issue costs related to a financing completed in 2011 being offset by a reduction of $ 0.4 million in revenues from collaborative research arrangements due to the termination of the Roche Diagnostics contract in 2011, and a $1.0 million increase in operating expenses.

Financial results for the quarter ended December 31, 2012

●	Product sales increased 11% to $3.1 million for the quarter ended December 31, 2012 compared to $2.7 million for the same period in 2011 due primarily to an increase in Cardiovascular sales in China.

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Gross margin increased to 35.7% for the quarter ended December 31, 2012, compared to a gross margin of 30.3% for the same period in 2011 due to an increase in the price of our products to our distributors, a 15% increase in the level of production, and a $0.1 million decrease in manufacturing overhead costs incurred.

●	Operating expenses decreased to $1.7 million for the quarter ended December 31, 2012, compared to $2.1 million in 2011. This decrease is primarily due to:

o

A decrease of $0.3 million in research and development costs due to the timing of development of a new D-dimer assay and a decrease in personnel costs due to a lower head count in addition to severance costs incurred in 2011; a decrease of $0.3 million in general and administrative costs due to costs incurred with restating the 2010 financial statements and setting up a note payable in the fourth quarter in 2011 offset by increased stock based compensation; and an increase of $0.3 million in sales and marketing expenses in both North America and China as a result of additional personnel and marketing expenditures.

●	Adjusted EBITDA for the quarter ended December 31, 2012 was negative $0.3 million compared to negative $1.4 million in 2011.

●	Net income for the quarter ended December 31, 2012 totaled $0.7 million compared to a $1.2 million net loss in the comparative 2011 period.

●	Cash and cash equivalents as of December 31, 2012 were $2.1 million compared to $7.3 million as of December 31, 2011.

For a further discussion of the Company’s financial results for 2012, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and on an “adjusted” (or non-GAAP) basis for the quarter and year ended December 31, 2012 and 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA are included in the tables below to facilitate a reader’s understanding of the impact of this adjustment to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable laboratory quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. Response clinical tests are commercially available for the early detection of heart attack, congestive heart failure, Flu A + B and RSV. In the non-clinical market, RAMP® tests are currently provided for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

More specifically, the RAMP® 200 is an advanced, multi-port version of Response’s single-port RAMP® Reader. It is ideally suited for small laboratories and can also be a less expensive solution for high throughput laboratories as it allows for the running of up to 36 individual tests per hour. Both the RAMP® Reader and RAMP® 200 devices utilize Response’s patented technology for providing lab quality test results within minutes. More information on the proprietary RAMP® Platform can be found at www.responsebio.com.

The Company has achieved CE Marking and 510(k) clearance for Response Infectious Disease and Response Cardiovascular tests on the RAMP® Platform and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our target to become Adjusted EBITDA positive, the engagement of new distributors, our expectation that we will own our own product registrations in China by the fourth quarter of 2013, the global expansion of our sales and the continued support of our existing markets. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, the Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in Canadian dollars):

	Three months ended December 31 (unaudited),		Year ended December 31,
	2012	2011	2012	2011
Product sales	$3,051,502	$2,746,163	$11,750,197	$9,024,083
Cost of sales	1,963,423	1,915,379	7,503,888	6,968,832
Gross profit	$1,088,079	$830,784	$4,246,309	$2,055,251
Gross Margin on Product Sales	35.7%	30.3%	36.1%	22.8%
Contract service fees and revenues from collaborative research arrangements	-	-	-	449,386
Operating Expenses	1,735,508	2,063,546	8,448,635	7,392,375
Other Expenses (Income)	(1,341,151)	(32,192)	1,078,591	483,574
Net Income (loss) and comprehensive income (loss)	$693,722	$(1,213,946)	$(5,280,917)	$(5,371,312)
Earnings (loss) per share - basic and diluted	$0.11	$(0.59)	$(0.82)	$(2.72)

Reconciliation of GAAP Net Loss to Adjusted EBITDA:

For the year ended December 31,	2012	2011
Adjusted EBITDA	$(2,613,240)	$(4,173,337)
Interest Expense	733,809	864,791
Interest Income	(21,783)	(16,974)
Depreciation and Amortization	977,685	1,168,193
Stock-based compensation	613,687	(37,961)
Unrealized (gain) loss on revaluation of warrant liability	364,279	(780,074)
Net loss and comprehensive loss	$(5,280,917)	$(5,371,312)

For the quarter ended December 31 (Unaudited),	2012	2011
Adjusted EBITDA	$(254,480)	$(1,437,934)
Interest Expense	179,925	275,745
Interest Income	(3,208)	(2,927)
Depreciation and Amortization	249,969	311,379
Stock-based compensation	121,536	(28,111)
Unrealized (gain) loss on revaluation of warrant liability	(1,496,424)	(780,074)
Net income (loss) and comprehensive income (loss)	$693,722	$(1,213,946)

Contact

Response Biomedical Corp.:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com